                   FINANCING, ROYALTY AND LICENSING AGREEMENT

       Dated as of this Ninth day of February, 1998 (the "Effective Date")

BETWEEN: ADVANCED GAMING TECHNOLOGY, INC.
         P.O. Box 11610
         Suite 2482-650 West Georgia Street
         Vancouver, BC Canada V6B 4N9

         hereinafter referred to as "AGT",

AND:     BINGO TECHNOLOGIES CORPORATION
         295 Highway 50, Suite 20
         P.O. Box 3256
         Stateline, Nevada 89449

         hereinafter referred to as "BTC", and together with AGT, the "Parties".

WHEREAS:

 A. AGT has a family of fixed base interactive electronic bingo gaming devices which it produces and markets, and AGT has made representations to and desires to grant to BTC the right to be the exclusive licensee of AGT's MAXPlus and TurboMax fixed base interactive electronic bingo system units (the "Products"), and to act on AGT's behalf as the exclusive sales, manufacturing, distribution and marketing agent for the Products in the United States for a period of five years, renewable on reasonable terms.

B. BTC has electronic bingo sales, development, marketing, manufacturing, assembly and distribution departments, and BTC has held itself out to AGT as competent, with knowledge and experience in the production, marketing and distribution of electronic bingo products and desires to act as the exclusive licensee of the Products and as the sales, manufacturing, distribution and marketing agent for AGT in the distribution of the Products in the United States; and

C. AGT has agreed to appoint and grant to BTC the right and license, and BTC has agreed to accept such appointment and right and license, on the terms and subject to the conditions set forth below, to act as the exclusive licensee and agent for AGT in the sales, manufacturing, distribution and marketing of the Products in the United States; and

D. BTC has, as of December 10, 1997 loaned Four Hundred Thousand Dollars (US$400,000) to AGT, as documented by that certain Promissory Note dated as of such date made by AGT for the benefit of BTC (the "Initial Loan"), and subsequently loaned AGT the additional amount of Five Hundred Thousand Dollars (US$500,000), pursuant to that certain Promissory Note dated January 2, 1998 made by AGT for the benefit of BTC (the


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         "Second Loan") BTC has also loaned Two Hundred Thousand Dollars
         (US$200,000) to AGT, pursuant to that certain Promissory Note dated February 3, 1998 made by AGT for the benefit of BTC (the "Third Loan").

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter set out, the receipt and sufficiency of which is hereby acknowledged, the parties herein agree as follows:

1.  APPOINTMENT OF BTC

         1.1 Subject to the terms and conditions of this Financing, Royalty and Licensing Agreement (this "Agreement"), for the initial period beginning on the Effective Date and ending on the fifth anniversary thereof (the "Term"), with reasonable renewal terms, AGT hereby appoints BTC as AGT's exclusive licensee and as its sales, manufacturing, distribution and marketing agent for the Products throughout the United States, and BTC agrees to act in that capacity. The definition of "Products" shall specifically exclude any rights relating to AGT's portable, hand-held electronic bingo unit, MAX Lite ("Max Lite Units"), and BTC shall have no rights whatsoever respecting any Products in any area outside the United States.

         1.2 (a) BTC shall pay to AGT a monthly royalty (the "Monthly Royalty") equal to fifteen percent (15%) of the gross revenues received by BTC's distribution, marketing and sales in the United States of the Products for each month occurring during the term of this Agreement.

         (b) Each Monthly Royalty shall be paid by BTC on the fifteenth day of the month immediately following the month with respect to which such royalty is due. E.g., royalties accrued during January shall be due on the fifteenth day of February.

         (c) Notwithstanding the provisions of paragraphs 1.2(a) and 1.2(b), until the Initial Loan plus all accrued and unpaid interest is paid in full, BTC shall retain said Monthly Royalty and apply it directly to pay down said Initial Loan. No Monthly Royalty and apply it directly to pay down said Initial Loan. No Monthly Royalty payments shall be due to AGT until the Initial Loan is paid down in full.

         (d) BTC guarantees to AGT a Minimum Guaranteed Annual Royalty Fee. This guarantee is related to the Monthly Royalty but is not due in addition to the Monthly Royalty Fee. An accord under the Minimum Guaranteed Annual Royalty Fee shall occur on June 30 and December 31 of every year under the terms of this Agreement.

         (e) The parties agree that the Minimum Guaranteed Annual Royalty Fee for 1998 shall be US$350,000. For 1998 the Minimum Guaranteed Annual Royalty Fee accorded on June 30, 1998 shall be prorated based upon the effective date of Agreement. E.g., if the effective date is January 1, 1998, then the Minimum Guaranteed Annual Royalty Fee due will be US$175,000. If the accrued Monthly Royalty as of the

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

                 date of accord falls below the Minimum Guaranteed Annual Royalty Fee for that six month period, then BTC will pay to AGTI the guaranteed difference. E.g., if the accrued Monthly Royalty for the first prorated half of 1998 does not equal US$175,000 (US$175,000 only being due if the effective date is January 1, 1998), then AGT is due the difference at that time. If BTC has met its Minimum Guaranteed Annual Royalty Fee then no additional payments are due at that time.

         (f) A complete accord and satisfaction however, will not occur until December 31 of each year of the term. On the 31st of December, an accord will be made for the second half under the Minimum Guaranteed Annual Royalty Fee consistent with that above. Again, if BTC has met their Minimum Guaranteed Annual Royalty Fee for that half, which is obviously prorated, then no additional payment is due. In the event that BTC has exceeded the Minimum Guaranteed Annual Royalty Fee, no accord payment need be made and, BTC is entitled to set off the Monthly Royalty payment for the following year in order to make up for any overpayment made during the mid-year accord. In the final year of this Agreement, BTC is entitled to make withholdings based on an estimate of an overaccord during the final mid-year accord. Over/under accord and satisfactions shall not carry over from year to year. In the event that the December 31st accord reveals a shortfall under the Minimum Guaranteed Annual Royalty Fee, obviously payment shall be due subject to the terms above. "Over" accord and satisfactions shall not penalize BTC by decreasing the calculation of the accrued Monthly Royalty payments due on the following June 30th. The Minimum Guaranteed Annual Royalty Fee, that is the provisions of 1.2(d) and 1.2(e) shall not come into effect unless BTC is unable to meet the Minimum Guaranteed Annual Royalty Fee.

         (g) Although the parties have agreed to a Minimum Guaranteed Annual Royalty Fee for 1998 subject to proration the effective date of this Agreement, the Minimum Guaranteed Annual Royalty Fee for subsequent years shall be agreed upon by October 1 of the year for that term. The failure to reach Agreement shall not terminate this Agreement. In no event shall the minimum guaranteed amount set for any year of the Term be less than that agreed upon for the preceding year.

         (h) If, within 90 days of signing of this Agreement, any of the AGT customers listed in Schedule 1 (the "Customers") stop making payments on Products to BTC through no fault of BTC, then the Minimum Annual Royalty will be reduced by the amount detailed for such customer(s) in Schedule 1. Any such reduction in the Minimum Annual Royalty will be prorated to reflect when a lost Customer stops generating Royalties during the course of a year. For example, if the Minimum Annual Royalty reduction amount for a Customer equals US $15,000, and that customer is lost at mid-year, then the Minimum Annual Royalty reduction in the year of loss would be US $7,500 (one-half of US $15,000) and US$ 15,000 in each year thereafter.


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


         (i) In addition to the Royalty, any other amounts to be paid by BTC hereunder or under any other agreement between AGT and BTC, BTC shall pay to AGT on the Effective Date US$1,500,000; provided, however, that US $700,000 of such amount shall be set off against the amounts owing under the Second and Third Loans, plus all accrued interest on such loans, on the Effective Date. AGT shall advise BTC of any negotiations for and the terms of any prospective exclusive agreement to license, manufacture, distribute, market and sell Max Lite Units within the United States only; immediately upon initiation of said negotiations and prior to the execution of any such exclusive agreement.

         (j) AGT will provide to BTC the source code(s) for the product licensed under this Agreement; and grants the right and license to enhance said codes as BTC sees fit provided prior written approval obtained from AGT, such approval not to be unreasonably withheld.

         1.3 BTC shall have the option to hire any or all of AGT's United States employees for any period of time except those listed below, and, on such terms and conditions of employment as may be agreed upon between such employee and BTC, BTC shall, in addition, have the right to contract through AGT for the services of Mohamed Saad, the terms and conditions of such contracts to be mutually and reasonably agreed by AGT and BTC. To the extent BTC requires the services of any AGT employee who is bound to AGT under a contract of employment, AGT agrees to take all reasonable steps necessary to release such employee from such contract, and to facilitate BTC's hiring such employee on any basis mutually agreed by such employee and BTC. Notwithstanding the foregoing, the Parties agree that Jim Hammer, Mohamed Saad, Deborah Leake and Gerry Borowski shall continue employment with AGT. AGT shall make Robert ("Rob") Silzer, Jr. and Mohamed Saad available to provide services to BTC upon reasonable request of BTC and on an "as needed" basis, in which event BTC shall pay all costs and expenses arising in connection with such services provided to BTC by either such person. In the event the services of either such person are used by BTC, AGT and BTC shall each pay ratable portions of such person's salary (based on the proportion of such person's total time spent providing services for AGT and BTC, respectively.)

         1.4 The Parties agree that BTC will continue to show the respective AGT logos on products and promotional literature.

2.0      WARRANTIES AND COVENANTS OF BTC

         2.1 BTC will provide complete support for the Products including providing advice, assistance, and repair and maintenance services to customer accounts in connection with their use of Products, and shall assist customer accounts in diagnosing and remedying problems in the use and operation of the Products. BTC shall provide sufficient service technicians to perform such support of the Products in accordance with the foregoing. AGT shall not be responsible for providing any customer support.

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


         2.2 BTC agrees that, with respect to all matters relating to this Agreement, BTC shall be deemed to be an independent contractor and shall bear all of its own expenses in connection with this Agreement. BTC shall have no authority, whether express or implied, to assume or create any obligation on behalf of AGT, nor shall BTC issue or cause to be issued any quotations or draft any letters or documents over the name of AGT. Neither shall AGT have the authority to assume or create any obligation on behalf of BTC. Nor shall BTC accept any existing obligations, liabilities or contracts of AGT.

         2.3   BTC represents and warrants to AGT that:

            (i) it is a corporation duly organized, validly existing and in good standing under the laws of Nevada;

           (ii) BTC has the corporate power to enter into and carry out is obligations under this Agreement;

          (iii) this Agreement has been duly authorized by BTC and, when executed, this Agreement will be a valid and binding obligation of BTC; and

           (iv) Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement or instrument to which BTC is a party.

         2.4 BTC agrees to defend, indemnify and save harmless AGT, its agents, officers, directors, employees, shareholders, successors and assignees, and each of them, from and against any and all claims, actions and suits, whether groundless or otherwise, brought by or on behalf of any users of the Products based on alleged damages relating to the Products or this Agreement incurred during the Term and resulting from BTC's actions, and from and against any and all liabilities, judgments, losses, damages, costs, charges, attorneys' fees, and other expenses of every nature and character by reason of any such claims, actions and suites. BTC will not bear any liability in any form for claims, actions or suits arising as a result of the bad faith or gross negligence of AGT, its agents, officers, directors, employees, shareholders, successors and assigns.

3.0      WARRANTIES AND CONVENANTS OF AGT

         3.1     AGT represents and warrants to BTC as follows:

           (i) AGT is a corporation duly organized, validly existing and in good standing under the laws of Wyoming. AGT has the corporate power to enter into and carry out its obligations under this Agreement.

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


          (ii) This Agreement has been duly authorized by AGT and, when executed, this Agreement will be a valid and binding obligation of AGT; and

         (iii) Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement or instrument to which AGT is a party or by which its right, title and interest in the Products may be affected.

         3.2 AGT warrants that the distribution and sale of Products, as provided for in this Agreement, shall not violate or infringe any trademarks, patents, trade secrets, copyrights, and/or licensing, marketing and distribution agreements held by third parties and AGT agrees to defend, indemnify and save harmless BTC, its agents, sub-distributors, officers, directors, employees, shareholders, successors and assigns, and each of them, from and against any and all liabilities, judgments, losses, damages, costs, charges, attorneys' fees, and other expenses of every nature and character by reason of any such claims, actions and suits.

         3.3 On the Effective Date, (i) AGT hereby assigns, transfers, conveys and sets over to BTC, and BTC hereby accepts, all of AGT's right, title and interest in and to any Products now owned by AGT and identified on
         Schedule 2 hereto (collectively, the "Inventory"), wherever such Inventory may be located, "as is", "where-is", without representation or warranty of any kind (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OF MERCHANTABILITY), and (ii) BTC hereby assumes all risk of loss respecting all Inventory, wherever located. As consideration for the inventory, BTC agrees to pay the Inventory Purchase Price to AGT as defined in Section 6 below.

         3.4 In the event that AGT knowingly violates the grant of exclusivity to BTC by entering into any other sales or licensing agreement or in any way causes Products which are the subject of this agreement to be sold or leased in the United States other than through BTC, then the Initial Royalty Fee of $1,500,000 shall be immediately due and payable to BTC. This clause shall not limit any other damages which may be claimed by BTC.

4.0      DISTRIBUTION CENTERS

         4.1 AGT hereby assigns and delegates, and BTC hereby accepts, certain of AGT's rights and obligations with respect to AGT's 20,000 square foot warehouse and distribution center in Denver, Colorado and its facility in Cleveland, Ohio; provided, in each case that such assigned and delegated rights and obligations are limited to the following: assignment of leases, rents, taking over the utilities accounts and operating costs, employee salary base and other employee expenses. (See
         Exhibit 2 attached.)

         4.2 The Parties agree that BTC may close AGT's facilities located in Cleveland, Ohio; and or Colorado at BTC's sole discretion and cost. BTC will not assume liability

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
   for any outstanding debts for any of these locations incurred prior to the Effective Date.

5.0     TRAINING

   5.1 BTC and AGT hereby agree that training of any employees of BTC by AGT will be at BTC's discretion. AGT will not be responsible for any costs incurred by BTC in connection with the training of BTC employees. BTC will not be responsible for any amounts paid by AGT in connection with the training of BTC employees.

6.0     CERTAIN PAYMENTS

   6.1 The Parties hereto agree that BTC shall pay to AGT for all AGT inventory not currently placed in existing Customer locations. BTC will pay according to the prices stipulated in Schedule 2 of the Inventory to AGT within 30 days of installation in BTC customers. Said inventory to be warranted in good working order subject to quality assurance by BTC.

7.0     CONFIDENTIALITY: INTELLECTUAL PROPERTY

   7.1 Confidential Information (as defined below) disclosed by a party to the other party shall not be used, disclosed or copied by such other party except as reasonably necessary in connection with the performances of any obligations or the exercise of any rights hereunder, any such disclosure to be made on terms and conditions reasonably necessary to ensure the continued confidentiality of the disclosed Confidential Information. Each party shall take reasonable care to prevent the unauthorized use, dissemination or publication of the Confidential Information belonging to the other party; provided, without limitation to the foregoing, no Confidential Information shall be disclosed to any third party which has not executed and delivered a confidentiality agreement pursuant to which such third party agrees to maintain the confidentiality of Confidential Information disclosed to such third party on substantially the same terms and conditions as this Section 7.1, such confidentiality agreement to be for the benefit of, and a copy of such confidentiality agreement shall be immediately provided to, the party whose Confidential Information is to be disclosed to such third party. Confidential Information does not include information which; (i) is known by the receiving party prior to disclosure hereunder (other than by reason of disclosure by a third party that, in so disclosing such information, breached an obligation of confidentiality owing to the disclosing party), as evidenced by the books and records of the receiving party existing at the time of disclosure by the disclosing party; (ii) is or becomes in the public domain other than through a breach of this Agreement; or any other agreement or obligation between the parties hereto; (iii) is disclosed to the receiving party by a third party (other than by reason of disclosure by a third party that, in so disclosing such information, breached an obligation of confidentiality owing to the disclosing party); or (iv) is independently developed by the receiving party, as evidenced by the books and records of the receiving party. Neither party shall be liable


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
   for disclosure of any Confidential Information when such disclosure is required by law provided that the disclosing party shall provide prompt notice to the disclosing party, where possible prior to the disclosure and shall cooperate with the disclosing party in an effort to minimize the scope of the information to be disclosed. For the purposes hereof, "Confidential Information" shall mean any information, in whatever form provided, disclosed by a party to the other party that relates to such party's finances, strategic planning forecasts, investments, data, or other technology, as well as any other materials and information which, from the circumstances in which they are made available to the other party ought, in good faith, to be treated as confidential or proprietary (including, without limitation, by designation by the disclosing party to the receiving party that such disclosed information is confidential information). Anything to the contrary appearing in this Agreement notwithstanding, (i) this Agreement shall not be construed to amend or otherwise modify any confidentiality agreement or confidentiality obligation existing between the parties hereto on the Effective Date, and (ii) without limitation to any other restriction on the use of Confidential Information, in no event and at no time shall either party hereto use any Confidential Information of the other party in a manner adverse to the interests of such other party.

   7.2 BTC acknowledges that AGT remains the sole owner of all licensed source codes for the Products whether or not enhanced by BTC, its employees, contractees, or agents, to AGT's patents, copyrights and trademarks; provided, however, that, in the event, it experiences any material change in ownership such that any or all of its assets and/or liabilities are acquired at any time in the future, it covenants to specifically exclude any and all enhancements made to its source codes(s) from the assets and liabilities transferred to such new owner(s). Without limitation to the foregoing, BTC hereby acknowledges that BTC shall not acquire any ownership or other interest in the Trademarks, the Copyrights or any patents owned by AGT (the "Patents") by reason of the rights granted by AGT hereunder or any action taken by or behalf of BTC in connection with BTC's performance hereunder.

   7.3 BTC acknowledges that AGT claims a copyright in any and all written material and/or packaging to which AGT has filed a claim for copyright protection. Additionally, BTC recognizes AGT's exclusive right to seek copyright protection for and/or the restoration of copyright of any translation of any and all product literature, promotional or descriptive material furnished by AGT to BTC for which copyright protection is available under applicable law and of which AGT is the author or the author's rights in which have been assigned to AGT.

   7.4 AGT hereby authorizes BTC to use the Trademarks in connection with the marketing of the Products under this Agreement. BTC agrees that, when referring to the Trademarks, Patents and Copyrights, it will comply with any and all applicable federal, state and local law and regulations pertaining thereto. BTC further agrees that it will use its best efforts to comply with all applicable marketing requirements pertaining to the Trademarks, Copyrights or Patents of which it receives written notice from AGT. BTC shall provide reasonable notice to AGT in the event it cannot market



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
    the Products in compliance with the marketing requirements. BTC further agrees that it shall not, by use of any apparent authority of BTC hereunder which may reasonably be expected to create any defense of estoppel, "unclean hands" or other defense, impair or take, or cause to be taken, any action which may reasonably be expected to lend or impair, any right, title or interest of AGT in or to any Copyright, Patent or Trademark.

    7.5 BTC shall promptly notify AGT, in writing, of any and all infringements, imitations, illegal use or misuse of the Trademarks, Patents and/or Copyrights which shall come to BTC's attention except for any use and development licensed by BTC. BTC further agrees that it shall not, at any time, take any action in and before any courts, administrative agencies, or other such tribunals or otherwise attempt to prevent the infringement, imitation, illegal use or misuse of the Trademarks, Patents and/or Copyrights. BTC understands that such action falls wholly within the authority of AGT as the sole owner of the Trademarks, Patents and Copyrights.

8.0  TERM AND TERMINATION

    8.1 This Agreement is effective and binding as of the Effective Date, and its term shall extend for five years, unless terminated earlier pursuant to
    Section 8.2. If either party wishes to continue this Agreement after the end of the Term, it shall notify the other Party in writing of this desire not later than ninety (90) days prior to the end of the Term. Second and subsequent terms will not be unreasonably withheld by AGT.

    8.2 This Agreement shall be terminable or shall terminate, as the case may be, prior to the expiration of the Term hereof if and when any of the following events occur.

        (i) Either party materially breaches this Agreement and the non-breaching party provides written notice of termination to the breaching party; provided, however, that this Agreement will not terminate if the breach is cured within the minimum period of time necessary to cure the breach (assuming the breaching party uses its best efforts), but in no event in more than thirty (30) days after the delivery of written notice by the non-breaching party.

        (ii) AGT may terminate this Agreement if (i) with respect to the Products, BTC challenges the validity of the Trademarks, Copyrights or intellectual property rights or otherwise takes any action, the purpose or effect of which is in any way to impair AGT's rights, title and interest in any of the trademarks, the Copyrights or the intellectual property rights; (ii) with respect to the Products, BTC fails to comply with applicable marketing requirements pertaining to Trademarks, Copyright or intellectual property of which it receives written notice from AGT.

    8.3 All rights and licenses granted pursuant to this Agreement are and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States

    Bankruptcy Code (the "Code"), license or rights to "intellectual property" as define under Section 101(52) of the Code. AGT agrees that if AGT, as a debtor in possession, or a trustee in bankruptcy rejects this Agreement, BTC may elect to retain its rights under the Agreement as provided under
    Section 365(n) of the Code. Upon written request of BTC, AGT or a trustee in bankruptcy shall allow BTC to exercise its rights hereunder and shall not interfere with such rights, provided that BTC continues to make all payments as and when due hereunder.

9.0  OTHER PRODUCTS.

    9.1 AGT acknowleges that BTC may in the future develop or acquire from third parties additional products or technologies that may be similar to the Products and the technology contained therein. Nothing in this Agreement shall be construed as a repesentation or promise that BTC will not market or develop, or has developed products or technologies that compete or are similar to the Products. BTC shall not be restricted in any way from, without use of AGT's intellectual property, independently developing or marketing any products or intellectual property rights similar to the Products, and no rights to any such independently developed products or intellectual property rights are transferred pursuant hereto.

10.0  TIME; DEFAULT INTEREST.

    10.1 Time is of the essence. Any amount payable hereunder which is not paid when due, shall bear interest (payable on demand), from the time such amount shall be due and payable until it is paid in full, at the rate equal to the lesser of (i) the maximum amount permitted by applicable law (including usury law) and (ii)one per cent (1%) per calendar month.

11.0  ENTIRE AGREEMENT

    11.1 This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may only be amended in writing signed by each of the parties.

12.0  NOTICE

    12.1 All notices given pursuant to this Agreement must be in writing at the address set forth below and shall be deemed to have been duly given hen personally delivered, or when mailed by certified mail, return receipt requested, postage prepaid, to the addresses of the parties hereto as follows. Any party hereto may, by notice so given, change its address for any future notices:

       If to AGT:
           P.O. Box 11610

            Suite 2480 - 650 West Georgia Street
            Vancouver, BC, Canada V6B 4N9
            Attention: Chairman, CEO
            with a copy to: President, COO

         If to BTC:
            P.O. Box 3256
            295 Highway 50, Suite 20
            Stateline, Nevada 89449

13.0  SEVERABILITY

      13.1 If any provision of this Agreement is determined to be invalid or unenforceable, the provisions shall be deemed to be severable from the reaminder of this Agreement and shall not cause the invalidity or unenforeability of the remainder of this Agreement.

14.0  ASSIGNABILITY

      14.1 Neither party may transfer or assign this Agreement or any part thereof to any person other than a wholly-owned subsidiary of the assignor without the other party's prior written approval. This Agreement shall be binding upon and shall inure to the benefit of BTC and its permitted assignees.

15.0  ARBITRATION AND JURISDICTION

      15.1 Pursuant to the Federal Arbitration Act, any controversy or claim arising out of or relating to this Agreement (including, without limitation, determination of the Inventory Purchase Price) shall be settled as quickly as practicable by arbitration conducted in the State of Nevada in accordance with the rules and regulations of the American Arbitration Association and judgment upon any award rendered in such arbitration may be entered in any court having jurisdiction thereof. Either party requesting arbitration under this Agreement shall make a demand therefor on the other party by registered mail. This Agreement shall be governed by the laws of the State of Nevada.



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
16.0  COUNTERPARTS

      16.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and day first above written.


ADVANCED GAMING                         BINGO TECHNOLOGIES
TECHNOLOGY, INC.                        CORPORATION

By: [SIG]                               By: [SIG]
   ----------------------------            ---------------------------

Date:  2-26-98                          Date:  2-26-98
     --------------------------              -------------------------




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